UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Mountain & Co. I Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Supplement to Proxy Statement, filed on January 19, 2023

Mountain & Co. I Acquisition Corp. (the “Company”) encourages shareholders to vote in favor of the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Articles Extension”) to extend the date by which the Company must complete a business combination from February 9, 2023 to November 9, 2023 (the “Extension”). As disclosed in the Company’s definitive proxy statement, filed with the SEC on January 19, 2023, a meeting of the Company’s shareholders (“Shareholder Meeting”) to approve the Articles Extension is scheduled to be held on February 6, 2023 at 10:00 a.m., Eastern Time. The Extension will provide the Company with additional time to complete its business combination.

Trust Account Payments in Connection with Proposed Extension of Completion Period

On January 30, 2023, Mountain & Co. I Sponsor LLC, the Company’s sponsor (or one or more of its affiliates or designees) has agreed to advance to the Company, if the Articles Extension is approved, (i) the lesser of $420,000 in the aggregate or $0.06 for each public share that is not redeemed in connection with the Shareholder Meeting, to be deposited in the Company’s trust account (the “Trust Account”) on or before February 9, 2023, and (ii) commencing on March 9, 2023, the lesser of $420,000 in the aggregate or $0.06 for each public share that is not redeemed for each subsequent calendar month, or portion thereof, that the Company requires to complete a business combination until the end of the Extension, to be deposited in the Trust Account on or before the 9th day of each calendar month. For example, if we complete a business combination on November 9, 2023, which would represent nine calendar months, our Sponsor or its designee would have made aggregate advances of the lesser of (i) $3,780,000 in the aggregate or (ii) $0.54 per public share.

The advances are conditioned upon the implementation of the Extension and will not occur if the Articles Extension is not approved or the Extension is not implemented. The advances will not bear interest to our Sponsor or its designee and will be repayable by the Company to our Sponsor or its designee upon the earlier of: (i) the consummation of the business combination or (ii) our liquidation. The Sponsor has waived any and all rights to the monies held in the Trust Account with respect to those advances. At the option of the Sponsor, up to $1,500,000 of the loan would be convertible into warrants identical to the Company’s private placement warrants, at $1.00 per warrant.

Without the Articles Extension, pursuant to the Company’s existing Amended and Restated Memorandum and Articles of Association, our Sponsor has the right, but not the obligation, to deposit $2,300,000 in the Trust Account to extend the date by which the Company must complete a business combination from February 9, 2023 to May 9, 2023. That extension would not require a shareholder vote and the cost of that extension to the Sponsor would be approximately $0.033 per public share for each calendar month, which would be advanced to the Company in the form of a non-interest bearing loan. With the Articles Extension, the cost to the Sponsor would be $0.06 per public share for each calendar month (assuming not less than 16,000,000 public shares are redeemed), which is higher than approximately $0.033 per public share, but the aggregate cost to the Sponsor for each calendar month would be lower with the Articles Extension than with an extension by the Sponsor without a shareholder vote.

The Company’s shareholders of record at the close of business on the record date, January 9, 2023, are entitled to vote at the Shareholder Meeting. Every shareholder’s vote is important, regardless of the number of shares held, and the Company requests the prompt submission of votes.

In connection with the Shareholder Meeting, public shareholders may elect to redeem their shares by demanding that the Company redeem such shares for a pro rata portion of the funds held in the Trust Account, no later than 5:00 p.m., Eastern Time, two business days prior to the initially scheduled date of the Shareholder Meeting (or February 2, 2023).

As disclosed in the Company’s definitive proxy statement, filed with the SEC on January 19, 2023, the Articles Extension is conditioned upon receipt of no more than 17,250,000 public shares being put to the Company for redemption in connection with the Shareholder Meeting; provided that the Company’s Board of Directors reserves the right to waive this condition and proceed with the Articles Extension proposal, notwithstanding this condition, in its sole discretion.

If shareholders have any questions, please call the Company’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (toll free); if you are a bank or broker, please call (203) 658-9400 (collect).

Forward Looking Statements

This document includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, uncertainties relating to our ability to obtain approval for the Articles Extension, our ability to complete our initial business combination, and other risks and uncertainties indicated from time to time in filings with the SEC, including “Risk Factors” in the Extension Proxy Statement (as defined below) and in other reports we file with the SEC. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Additional Information and Where to Find It

THE COMPANY urges shareholders to read the definitive proxy statement filed with the SEC on JANUARY 19, 2023 (the “Extension Proxy Statement”), as well as other documents filed by THE COMPANY with the SEC, because these documents will contain important information about THE COMPANY AND the Extension. Shareholders may obtain copies of these documents (when available), without charge, at the SEC’s website at www.sec.gov or by directing a request to: Mountain & Co. I Acquisition Corp., 4001 Kennett Pike, Suite 302 Wilmington, Delaware 19807, Attn: Secretary.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies of the Company shareholders. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and officers in the Extension Proxy Statement which may be obtained free of charge from the sources indicated above.